Exhibit 99 – Press release issued August 13, 2003

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Flexsteel.

News from America’s Seating Specialist

Flexsteel Industries, Inc. to Acquire DMI Furniture, Inc.

Dubuque, Iowa, August 13, 2003 – Flexsteel Industries, Inc. (NASDAQ: FLXS) and DMI Furniture, Inc. (NASDAQ: DMIF) jointly announced today that they have signed a definitive purchase agreement for Flexsteel Industries, Inc. to acquire DMI Furniture, Inc. at a price of $3.30 per share, payable in cash.  The total value of the transaction is approximately $44 million, including the assumption of the outstanding debt of DMI Furniture, Inc., which is approximately $27 million.

The boards of directors of both companies have unanimously approved the transaction.  Under the definitive purchase agreement, a wholly-owned subsidiary of Flexsteel Industries, Inc. will make a cash tender offer for all DMI Furniture, Inc. shares for $3.30 per share.  The acquisition is subject to at least a majority of the shares of DMI Furniture, Inc. on a fully diluted basis being tendered, as well as other customary closing conditions. Certain stockholders of DMI Furniture, Inc. representing approximately 8% of the company’s common stock have agreed to tender their shares.  Following the purchase of shares in the tender offer, DMI Furniture, Inc. and a subsidiary of Flexsteel Industries, Inc. will merge. DMI Furniture, Inc. shares not purchased in the tender offer will be entitled to receive $ 3.30 per share.  The transaction is expected to be completed in September 2003.

“We are very pleased that the experienced team of DMI Furniture will be joining with the Flexsteel team”, stated Bruce Lauritsen, President and Chief Executive Officer of Flexsteel. “The combination of our two companies will allow us to capitalize on the strengths of both organizations.  DMI Furniture distribution, product lines and global sourcing infrastructure will enhance Flexsteel’s focus on expanding its product offering, while the financial strength of Flexsteel provides the resources for continued growth of DMI Furniture.”

Don Dreher, Chairman and Chief Executive Officer of DMI Furniture, noted that DMI Furniture will be operated as an independent business unit of the combined company with the headquarters remaining in Louisville. “Not only is this a great business fit, but the two companies have similar cultures and share the same values,” stated Dreher.  “We look forward to joining the Flexsteel organization.”

The combination is expected to result in immediate accretion to the earnings of Flexsteel. Additionally, management believes the combined company will have the financial capacity to continue to invest in the business allowing for continued growth in sales and profits.  Based upon the recent financial reports of the companies, the combined company will have assets of approximately $175 million and annual net sales of approximately $400 million.

Corporate Headquarters

Flexsteel Industries, Incorporated    Post Office Box 877    Dubuque, Iowa 52004-0877

http://flexsteel.com

DMI Furniture, Inc. is a Louisville, Kentucky based vertically integrated manufacturer, importer, and marketer of residential and commercial office furniture with four manufacturing plants and warehouses in Indiana and manufacturing sources in Asia and South America.  DMI Furniture’s divisions are WYNWOOD, Homestyles and DMI Commercial Office Furniture.

Mann, Armistead & Epperson, Ltd, Richmond, Virginia serves as financial advisor to DMI Furniture in connection with the transaction.

A manufacturer of upholstered furniture, Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa with additional factories in Lancaster, Pennsylvania; Riverside, California; Dublin, Georgia; Harrison, Arkansas; Starkville, Mississippi; and New Paris, Indiana.

Forward-Looking Statements

Statements in this press release which are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein.   Investors are cautioned that all forward-looking statements involve risk and uncertainty.  Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, the amount of sales generated and the profit margins thereon, competition, both foreign and domestic, credit exposure with customers, the ability of Flexsteel Industries, Inc. and DMI Furniture, Inc. to successfully integrate, and general economic conditions.

Flexsteel Industries, Inc. and DMI Furniture, Inc. specifically decline to undertake any obligation, except as required by law, to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

DMI Industries, Inc. stockholders are advised to read the tender offer statement regarding the acquisition of DMI Furniture, Inc. referenced in this press release, which will be filed by Flexsteel Industries, Inc. with the U.S. Securities and Exchange Commission (SEC), and the related solicitation/recommendation statement, which will be filed by DMI Furniture, Inc with the SEC.  The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the offer.  These documents and others filed by Flexsteel Industries, Inc. and DMI Furniture, Inc. with the SEC will be available free of charge at the SEC’s web site at http://www.sec.gov.  The tender offer statement and solicitation/recommendation statement may also be obtained free of charge from Flexsteel Industries, Inc. by directing a request by mail to Flexsteel Industries, Inc., P. O. Box 877, Dubuque, Iowa 52004-0877, Attn:  Timothy E.  Hall, or by fax 563-556-8345.

CONTACT:	Flexsteel Industries, Inc., Dubuque, Iowa
Timothy E. Hall, Treasurer, 563/556-7734 x392